UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Portola Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

737010108

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 737010108

1.	Name of Reporting Persons MPM BioVentures III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 68,320
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 68,320
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 68,320
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 737010108

1.	Name of Reporting Persons MPM BioVentures III-QP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,016,120
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 1,016,120
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,016,120
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.1%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 737010108

1.	Name of Reporting Persons MPM BioVentures III Parallel Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 85,874
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 85,874
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 85,874
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 737010108

1.	Name of Reporting Persons MPM BioVentures III GmbH & Co. Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 30,686
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,686
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,686
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 737010108

1.	Name of Reporting Persons MPM Asset Management Investors 2003 BVIII LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 19,672
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 19,672
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,672
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 737010108

1.	Name of Reporting Persons MPM BioVentures III GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,201,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,201,000*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,201,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.5%
12.	Type of Reporting Person (See Instructions) PN

*	The shares are held as follows: 1,016,120 by MPM BioVentures III-QP, L.P. (“BV III QP”), 68,320 by MPM BioVentures III, L.P. (“BV III”), 85,874 by MPM BioVentures III Parallel Fund, L.P. (“BV Parallel”) and 30,686 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”). The Reporting Person is the direct general partner of BV III QP, BV III, BV Parallel and BV KG.

CUSIP No. 737010108

1.	Name of Reporting Persons MPM BioVentures III LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,201,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,201,000*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,201,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.5%
12.	Type of Reporting Person (See Instructions) OO

*	The shares are held as follows: 1,016,120 by BV III QP, 68,320 by BV III, 85,874 by BV Parallel and 30,686 by BV KG. The Reporting Person is the indirect general partner of BV III QP, BV III, BV Parallel and BV KG.

CUSIP No. 737010108

1.	Name of Reporting Persons Luke Evnin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 6,388
	6.	Shared Voting Power 1,220,672*
	7.	Sole Dispositive Power 6,388
	8.	Shared Dispositive Power 1,220,672*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,227,060*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes the following shares: 1,016,120 by BV III QP, 68,320 by BV III, 19,672 by MPM Asset Management Investors 2003 BVIII LLC (“AM 2003”), 85,874 by BV Parallel and 30,686 by BV KG. MPM BioVentures III GP, L.P. (“MPM III GP”) and MPM BioVentures III LLC (“MPM III LLC”) are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

CUSIP No. 737010108

1.	Name of Reporting Persons Ansbert Gadicke
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 2,514
	6.	Shared Voting Power 1,220,672*
	7.	Sole Dispositive Power 2,514
	8.	Shared Dispositive Power 1,220,672*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,223,186*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes the following shares: 1,016,120 by BV III QP, 68,320 by BV III, 19,672 by AM 2003, 85,874 by BV Parallel and 30,686 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

CUSIP No. 737010108

1.	Name of Reporting Persons Nicholas Galakatos
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,346*
	6.	Shared Voting Power 1,220,672**
	7.	Sole Dispositive Power 1,346*
	8.	Shared Dispositive Power 1,220,672**
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,222,018* **
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes 404 shares held by AAG Peakham LLC, of which the reporting person is a member.
**	Includes the following shares: 1,016,120 by BV III QP, 68,320 by BV III, 19,672 by AM 2003, 85,874 by BV Parallel and 30,686 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

CUSIP No. 737010108

1.	Name of Reporting Persons Michael Steinmetz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,602
	6.	Shared Voting Power 1,220,672*
	7.	Sole Dispositive Power 1,602
	8.	Shared Dispositive Power 1,220,672*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,222,274*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes the following shares: 1,016,120 by BV III QP, 68,320 by BV III, 19,672 by AM 2003, 85,874 by BV Parallel and 30,686 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

CUSIP No. 737010108

1.	Name of Reporting Persons Kurt Wheeler
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 673
	6.	Shared Voting Power 1,220,672*
	7.	Sole Dispositive Power 673
	8.	Shared Dispositive Power 1,220,672*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,221,345*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes the following shares: 1,016,120 by BV III QP, 68,320 by BV III, 19,672 by AM 2003, 85,874 by BV Parallel and 30,686 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

CUSIP No. 737010108

1.	Name of Reporting Persons Nicholas Simon III
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 751
	6.	Shared Voting Power 1,220,672*
	7.	Sole Dispositive Power 751
	8.	Shared Dispositive Power 1,220,672*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,221,423*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.5%
12.	Type of Reporting Person (See Instructions) IN

*	Includes the following shares: 1,016,120 by BV III QP, 68,320 by BV III, 19,672 by AM 2003, 85,874 by BV Parallel and 30,686 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

CUSIP No. 737010108

1.	Name of Reporting Persons Dennis Henner
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 20,071*
	6.	Shared Voting Power 1,220,672**
	7.	Sole Dispositive Power 20,071*
	8.	Shared Dispositive Power 1,220,672**
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,240,743* **
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.6%
12.	Type of Reporting Person (See Instructions) IN

*	Includes 18,793 shares issuable pursuant to options exercisable within 60 days of December 31, 2014 and 1,278 shares held by the Henner Irrevocable Trust, of which the Reporting Person is trustee.
**	Includes the following shares: 1,016,120 by BV III QP, 68,320 by BV III, 19,672 by AM 2003, 85,874 by BV Parallel and 30,686 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.

Item 1.
(a)	Name of Issuer

Portola Pharmaceuticals, Inc.

(b)	Address of Issuer’s Principal Executive Offices

270 East Grand Avenue, Suite 22

South San Francisco, CA 94080

Item 2.

(a)	Name of Person Filing

MPM BioVentures III, LP

MPM BioVentures III-QP, L.P.

MPM BioVentures III Parallel Fund, L.P.

MPM BioVentures III GmbH & Co. Beteiligungs KG

MPM Asset Management Investors 2003 BVIII LLC

MPM BioVentures III GP, L.P.

MPM BioVentures III LLC

Luke Evnin

Ansbert Gadicke

Nicholas Galakatos

Michael Steinmetz

Kurt Wheeler

Nicholas Simon III

Dennis Henner

(b)	Address of Principal Business Office or, if none, Residence

c/o MPM Capital LLC

The John Hancock Tower

200 Clarendon Street, 54th Floor

Boston, MA 02116

(c)	Citizenship

All entities were organized in Delaware except MPM BioVentures III GmbH & Co. Beteiligungs KG, which was organized in Germany. The individuals are all United States citizens.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

737010108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

(a)	Amount Beneficially Owned:

MPM BioVentures III, L.P.	68,320
MPM BioVentures III-QP, L.P.	1,016,120
MPM BioVentures III Parallel Fund, L.P.	85,874
MPM BioVentures III GmbH & Co. Beteiligungs KG	30,686
MPM Asset Management Investors 2003 BVIII LLC	19,672
MPM BioVentures III GP, L.P.	1,201,000	(1)
MPM BioVentures III LLC	1,201,000	(1)
Ansbert Gadicke	1,223,186	(2)(3)
Luke B. Evnin	1,227,060	(2)(3)
Nicholas Galakatos	1,222,018	(2)(3)
Michael Steinmetz	1,222,274	(2)(3)(4)
Kurt Wheeler	1,221,345	(2)(3)
Nicholas Simon III	1,221,423	(2)(3)
Dennis Henner	1,240,743	(2)(3)(5)

Percent of Class:

MPM BioVentures III, L.P.	0.1%
MPM BioVentures III-QP, L.P.	2.1%
MPM BioVentures III Parallel Fund, L.P.	0.2%
MPM BioVentures III GmbH & Co. Beteiligungs KG	0.1%
MPM Asset Management Investors 2003 BVIII LLC	0.0%
MPM BioVentures III GP, L.P.	2.5%
MPM BioVentures III LLC	2.5%
Ansbert Gadicke	2.5%
Luke B. Evnin	2.5%
Nicholas Galakatos	2.5%
Michael Steinmetz	2.5%
Kurt Wheeler	2.5%
Nicholas Simon III	2.5%
Dennis Henner	2.6%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

MPM BioVentures III, L.P.	68,320
MPM BioVentures III-QP, L.P.	1,016,120
MPM BioVentures III Parallel Fund, L.P.	85,874
MPM BioVentures III GmbH & Co. Beteiligungs KG	30,686
MPM Asset Management Investors 2003 BVIII LLC	19,672
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	2,514	(3)
Luke B. Evnin	6,388	(3)
Nicholas Galakatos	1,346	(3)(4)
Michael Steinmetz	1,602	(3)
Kurt Wheeler	673	(3)
Nicholas Simon III	751	(3)
Dennis Henner	20,071	(3)(5)

(ii)	Shared power to vote or to direct the vote

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2003 BVIII LLC	0
MPM BioVentures III GP, L.P.	1,201,000	(1)
MPM BioVentures III LLC	1,201,000	(1)
Ansbert Gadicke	1,220,672	(2)
Luke B. Evnin	1,220,672	(2)
Nicholas Galakatos	1,220,672	(2)
Michael Steinmetz	1,220,672	(2)
Kurt Wheeler	1,220,672	(2)
Nicholas Simon III	1,220,672	(2)
Dennis Henner	1,220,672	(2)

(iii)	Sole power to dispose or to direct the disposition of

MPM BioVentures III, LP	68,320
MPM BioVentures III-QP, L.P.	1,016,120
MPM BioVentures III Parallel Fund, L.P.	85,874
MPM BioVentures III GmbH & Co. Beteiligungs KG	30,686
MPM Asset Management Investors 2003 BVIII LLC	19,672
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	2,514	(3)
Luke Evnin	6,388	(3)
Nicholas Galakatos	1,346	(3)(4)
Michael Steinmetz	1,602	(3)
Kurt Wheeler	673	(3)
Nicholas Simon III	751	(3)
Dennis Henner	20,071	(3)(5)

(iv)	Shared power to dispose or to direct the disposition of

MPM BioVentures III, LP	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2003 BVIII LLC	0
MPM BioVentures III GP, L.P.	1,201,000	(1)
MPM BioVentures III LLC	1,201,000	(1)
Ansbert Gadicke	1,220,672	(2)
Luke B. Evnin	1,220,672	(2)
Nicholas Galakatos	1,220,672	(2)
Michael Steinmetz	1,220,672	(2)
Kurt Wheeler	1,220,672	(2)
Nicholas Simon III	1,220,672	(2)
Dennis Henner	1,220,672	(2)

(1)	Includes the following shares: 1,016,120 by BV III QP, 68,230 by BV III, 85,874 by BV Parallel and 30,686 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and, BV KG.
(2)	Includes the following shares: 1,016,120 by BV III QP, 68,230 by BV III, 19,672 by AM 2003, 85,874 by BV Parallel and 30,686 by BV KG. MPM III GP and MPM III LLC are the direct and indirect general partners of BV III QP, BV III, BV Parallel and BV KG. The Reporting Person is a Series A member of MPM III LLC and a manager of AM 2003.
(3)	Shares received in a pro rata distribution by the funds on February 28, 2014 that may have been subsequently sold.
(4)	Includes 404 shares held by AAG Peakham, LLC, of which the Reporting Person is a member.
(5)	Includes 18,793 shares issuable upon the exercise of options that are exercisable within 60 days of the filing date and 1,278 shares held by the Henner Irrevocable Trust, of which the Reporting Person is trustee.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2015

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		its General Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin
	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG
By:	MPM BioVentures III GP, L.P.,
	its General Partner	By:	MPM BioVentures III GP, L.P.,
in its capacity as the Managing Limited Partner
By:	MPM BioVentures III LLC,
	its General Partner	By:	MPM BioVentures III LLC,
its General Partner
By:	/s/ Luke Evnin
	Name: Luke Evnin	By:	/s/ Luke Evnin
	Title: Series A Member		Name: Luke Evnin
Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2003 BVIII LLC

By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Manager

MPM BIOVENTURES III GP, L.P.		MPM BIOVENTURES III LLC

By:	MPM BioVentures III LLC,	By:	/s/ Luke Evnin
	its General Partner	Name: Luke Evnin
		Title:	Series A Member

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Series A Member

By:	/s/ Luke Evnin	By:	/s/ Ansbert Gadicke
	Name: Luke Evnin		Name: Ansbert Gadicke

By:	/s/ Nicholas Galakatos	By:	/s/ Michael Steinmetz
	Name: Nicholas Galakatos		Name: Michael Steinmetz

By:	/s/ Kurt Wheeler	By:	/s/ Nicholas Simon III
	Name: Kurt Wheeler		Name: Nicholas Simon III

By:	/s/ Dennis Henner
Name: Dennis Henner

EXHIBITS

A:	Joint Filing Agreement